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                                                                  EXECUTION COPY



                                FOURTH AMENDMENT
                                       TO
                        POOLING AND SERVICING AGREEMENT



         THIS FOURTH AMENDMENT TO THE FIRST UNION MASTER CREDIT CARD TRUST POOLING AND SERVICING AGREEMENT, dated as of September 1, 1997 (the "Fourth Amendment") is by and between FIRST UNION DIRECT BANK, NATIONAL ASSOCIATION, as Transferor and Servicer, and THE BANK OF NEW YORK, as Trustee.

         WHEREAS the Transferor and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of September 29, 1995 (as amended and otherwise supplemented, the "Pooling and Servicing Agreement");

         WHEREAS, the Transferor, the Servicer and the Trustee wish to amend the Pooling and Servicing Agreement (in the manner set forth below) to provide that, beginning on September 1, 1997 (the "Effective Date"), interest and investment earnings (net of losses and investment expenses) on funds allocated to the Investor Certificates and on deposit in the Collection Account and funds on deposit in the Principal Account and the Finance Charge Account shall be treated as Collections of Finance Charge Receivables; and

         WHEREAS, pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, such amendment may be effected without the consent of any of the Certificateholders.

         NOW, THEREFORE, pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, the Transferor, the Servicer and the Trustee hereby agree as follows:

         SECTION 1.  Amendments of Section 1.01.

(a) As of the Effective Date, the definition of the term "Collections" appearing in Section 1.01 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

         "Collections" shall mean (a) all payments (including Insurance Proceeds) received by the Servicer in respect of the Receivables, in the form of cash, checks, wire transfers, ATM transfers or other form of payment in accordance with the Credit Card Agreement in effect from time to time on any Receivables and (b) all amounts deemed, pursuant to subsections 4.02(e) and (f), to constitute Collections of

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         Finance Charge Receivables.  A Collection processed on an Account in excess of the aggregate amount of Receivables in such Account as of the Date of Processing of such Collection shall be deemed to be a payment in respect of Principal Receivables to the extent of such excess. Collections with respect to any Monthly Period shall include the amount of Interchange (if any) allocable to any Series of Certificates pursuant to any Supplement with respect to such Monthly Period (to the extent received by the Trust and deposited into the Finance Charge Account or any Series Account as the case may be, on the Transfer Date following such Monthly Period), to be applied as if such amount were Collections of Finance Charge Receivables for all purposes.

(b) As of the Effective Date, the definition of the term "Finance Charge Receivables" appearing in Section 1.01 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

         "Finance Charge Receivables" shall mean Receivables created in respect of the Periodic Finance Charges, Annual Membership Fees, Cash Advance Fees, Overlimit Fees, Fees for Documents, Returned Payment Check Fees, Stop Payment Fees, Returned Access Check Fees and Late Payment Fees and similar fees and charges, and Special Fees to the extent such Special Fees are categorized as Finance Charge Receivables. Finance Charge Receivables with respect to any Monthly Period shall include the amount of Interchange (if any), Recoveries (if any), Discount Option Receivables (if any), all amounts deemed, pursuant to subsections 4.02(e) and (f) to constitute Collections of Finance Charge Receivables and other amounts allocable to any Series of Certificates pursuant to any Supplement with respect to such Monthly Period (to the extent received by the Trust and deposited into the Finance Charge Account or any Series Account, as the case may be, on the Transfer Date following such Monthly Period).

         SECTION 2.  Amendment of Section 4.02. (a) As of the Effective Date,
Section 4.02(e) of the Pooling and Servicing Agreement shall be amended and restated in its entirety to read as follows:

         (e) Administration of the Finance Charge and Principal Accounts. Funds on deposit in the Principal Account and the Finance Charge Account shall at all times be invested in Permitted Investments. Any such investment shall mature and such funds shall be available for withdrawal on or prior to the Transfer Date related to the Monthly Period in which such funds were processed for collection, or if so specified in the related Supplement, immediately preceding a Distribution Date. The Trustee shall maintain for the benefit of the





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         Investor Certificateholders possession of the negotiable instruments or securities evidencing the Permitted Investments described in clause
         (a) of the definition thereof from the time of purchase thereof until the time of sale or maturity; provided, that no such investment shall be disposed of prior to its maturity date. On each Transfer Date, all interest and other investment earnings (net of losses and investment expenses) accrued on or prior to said Transfer Date in connection with the investment of funds deposited in the Principal Account or the Finance Charge Account with respect to the most recently ended Monthly Period and all earnings, distributions or proceeds thereof (i) shall be deemed to constitute, and for all purposes hereof shall be treated as, Collections of Finance Charge Receivables and (ii) shall be deposited or retained in the Finance Charge Account and allocable to the Investor Certificates for such Monthly Period. Subject to the restrictions set forth above, the Servicer, or a Person designated in writing by the Servicer, of which the Trustee shall have received written notification thereof, shall have the authority to instruct the Trustee with respect to the investment of funds on deposit in the Principal Account and the Finance Charge Account.

(b) As of the Effective Date, Section 4.02(f) of the Pooling and Servicing Agreement shall be amended and restated in its entirety to read as follows:

         (f) Administration of the Collection Account. For so long as the Servicer is eligible to make deposits of Collections into the Principal Account, the Finance Charge Account or any Series Account on the Transfer Date relating to each Monthly Period pursuant to the third paragraph of subsection 4.03(a), the funds allocated to the Investor Certificates and on deposit in the Collection Account shall at all times be invested in Permitted Investments. Any such investment shall mature and such funds shall be available for withdrawal on or prior to the Transfer Date related to the Monthly Period in which such funds were processed for collection. The Qualified Institution at which the Collection Account is maintained shall maintain for the benefit of the Investor Certificateholders possession of the negotiable instruments or securities evidencing the Permitted Investments described in clause (a) of the definition thereof from the time of purchase thereof until the time of sale or maturity; provided, that no such investment shall be disposed of prior to its maturity date. On each Transfer Date, all interest and other investment earnings (net of losses and investment expenses) accrued on or prior to said Transfer Date in connection with the investment of funds allocated to the Investor Certificates and deposited in the Collection Account with respect to the most recently ended Monthly Period and all earnings, distributions or proceeds thereof (i) shall be deemed to constitute, and for all purposes hereof shall be treated as, Collections of Finance Charge Receivables and (ii)





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         shall be deposited or retained in the Finance Charge Account and allocable to the Investor Certificates for such Monthly Period. Subject to the restrictions set forth above, the Servicer, or a Person designated in writing by the Servicer, of which the Trustee shall have received written notification thereof, shall have the authority to instruct the Trustee with respect to the investment of funds on deposit in the Collection Account.

         SECTION 3.  Amendment of Section 2.06.  As of the Effective Date,
Section 2.06(c)(iv)(x)(iii) of the Pooling and Servicing Agreement shall be amended and restated in its entirety to read as follows:

         (iii) the Transferor's right to receive interest accruing on, and investment earnings in respect of any Series Account as provided in the related Supplement or

         SECTION 4. Effectiveness. As contemplated by Section 13.01(a) of the Pooling and Servicing Agreement, the amendments provided for by this Fourth Amendment shall become effective upon receipt by the Trustee of the following, each of which shall be satisfactory to the Trustee in its sole discretion:

         (a) Written notification from each Rating Agency that such action will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency;

         (b) An Officer's Certificate from the Transferor to the effect that the terms of this Fourth Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder; and

         (c) Counterparts of this Fourth Amendment, duly executed by the parties hereto.

         SECTION 5. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this Fourth Amendment. This Fourth Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Fourth Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.

         SECTION 6. Counterparts. This Fourth Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.





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         SECTION 7.  Governing Law.  THIS FOURTH AMENDMENT SHALL BE CONSTRUED
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         SECTION 8. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.





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         IN WITNESS WHEREOF, the Transferor, the Servicer and the Trustee have caused this Fourth Amendment to be duly executed by their respective officers as of the day and year first above written.



                        FIRST UNION DIRECT BANK,
                         NATIONAL ASSOCIATION,
                         TRANSFEROR AND SERVICER


                        By: /s/ James H. Gilbraith II
                            -------------------------
                         Name: James H. Gilbraith II
                         Title: Managing Director


                        THE BANK OF NEW YORK,
                         TRUSTEE


                        By: /s/ Reyne A. Macadaeg
                            ----------------------
                         Name: Reyne A. Macadaeg
                         Title: Assistant Vice President






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